Exhibit 1

ENGLISH TRANSLATION

ANTICIPATED PAYMENT OF SHORT TERM COMMERCIAL PAPER ISSUED BY HOMEX DEVELOPMENT CORP. FOR PS. $300,000,000

INVESTOR COMMUNITY:

Homex Development Corp., announces that as part of its efforts to develop a solid financial structure, which included the issuance of US$250 million of Guaranteed Notes due 2015 as part of the Company’s short term debt restructuring, it will now proceed with an anticipated payment of Ps.$300 million in principal on its short term commercial paper due March 10, 2006, issued by Multivalores Casa de Bolsa on March 18, 2005.

We thank the investor community who supported us through this issuance.

For additional corporate information please visit the Company’s web site at: http://www.homex.com.mx

Homex Development Corp.’s quarterly reports and all other written materials may from time to time contain statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Forward-looking statements involve inherent risks and uncertainties.  We caution you that a number of important factors can cause actual results to differ materially from the plans, objectives, expectations, estimates, and intentions expressed in such forward-looking statements.  These factors include economic and political conditions and government policies in Mexico or elsewhere, including changes in housing and mortgage policies, inflation rates, exchange rates, regulatory developments, customer demand, and competition.  For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Discussion of factors that may affect future results is contained in our filings with the Securities and Exchange Commission.